Exhibit 99.1

Aeglea BioTherapeutics Reports First Quarter 2023 Financial Results

$39.8 million of cash and cash equivalents, marketable securities, and restricted cash as of March 31, 2023

Austin, Texas, May 11, 2023 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE) today announced financial results for the first quarter 2023.

First Quarter 2023 Financial Results

As of March 31, 2023, Aeglea had available cash and cash equivalents, marketable securities and restricted cash of $39.8 million.

Aeglea recognized development fee and royalty revenues of $0.2 million in the first quarter of 2023, as a result of its license and supply agreement with Immedica Pharma AB for the commercial rights to pegzilarginase in Europe and several countries in the Middle East (License and Supply Agreement). The revenues recorded in the first quarter of 2023 are related to the PEACE Phase 3 trial and royalties from an early access program in France. Aeglea recognized $1.4 million for the first quarter of 2022 in development fee revenues.

Research and development expenses totaled $13.8 million for the first quarter of 2023 and $17.0 million for the first quarter of 2022. The decrease was primarily related to a decrease in activities related to the PEACE Phase 3 trial and Biologics License Application for pegzilarginase.

General and administrative expenses totaled $5.2 million for the first quarter of 2023 and $8.8 million for the first quarter of 2022. This decrease was primarily due to a reduction in headcount and related expenses and decrease in commercialization activities for pegzilarginase.

Net loss totaled $18.4 million and $24.4 million for the first quarter of 2023 and 2022, respectively, which includes non-cash stock compensation expense of $1.7 million and $2.1 million for the first quarter of 2023 and 2022, respectively.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. Aeglea has investigated pegtarviliase in a Phase 1/2 clinical trial for the treatment of Classical Homocystinuria. Aeglea’s other clinical program, pegzilarginase, achieved the primary endpoint of arginine reduction in the PEACE Phase 3 clinical trial. The Marketing Authorization Application for pegzilarginase is currently under review with the European Medicines Agency. Aeglea has also developed a pipeline of engineered human enzymes that have been explored in preclinical testing, the most advanced of which is for the potential treatment of Cystinuria. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "believe," “continue,” "goal," "expect," "may," “intend,” “potential,” "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what the Company expects. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to consummate any strategic alternatives and the timing thereof, including updates concerning the process to explore strategic alternatives, and other statements that are not historical fact. Actual results may differ materially from those indicated by such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, risks that the Company may not execute its planned exploration and evaluation of strategic alternatives; the availability of suitable third parties with which to conduct contemplated strategic transactions; the risk that the Company’s reduction in force efforts may not generate their intended benefits to the extent or as quickly as anticipated; and the risk that the Company’s reduction in force efforts may negatively impact the Company’s business operations and reputation. Additional risks and uncertainties regarding the Company’s business can be found in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, each filed with the United States Securities and Exchange Commission (“SEC”), and future filings and reports that the Company makes from time to time with the SEC. The information contained in this press release is as of the date of this release, and the Company undertakes no duty to update forward-looking statements contained in this press release except as required by applicable laws.

Contact Information:

Jonathan Alspaugh, Chief Financial Officer

investors@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	March 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35,243	$34,863
Marketable securities	3,235	20,848
Development receivables	330	375
Prepaid expenses and other current assets	5,567	6,172
Total current assets	44,375	62,258
Restricted cash	1,310	1,553
Property and equipment, net	3,424	3,220
Operating lease right-of-use assets	3,266	3,430
Other non-current assets	78	683
TOTAL ASSETS	$52,453	$71,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,062	$677
Operating lease liabilities	608	625
Deferred revenue	302	517
Accrued and other current liabilities	9,665	12,837
Total current liabilities	12,637	14,656
Non-current operating lease liabilities	3,823	4,004
Deferred revenue, net of current portion	2,341	2,179
TOTAL LIABILITIES	18,801	20,839
Commitments and Contingencies (Note 7)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2023 and December 31, 2022; no shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 65,395,159 shares and 65,350,343 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	477,698	475,971
Accumulated other comprehensive loss	(6)	(48)
Accumulated deficit	(444,046)	(425,624)
TOTAL STOCKHOLDERS’ EQUITY	33,652	50,305
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,453	$71,144

Aeglea BioTherapeutics, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Revenue:
Development fee and royalty	$198	$1,362
Total revenue	198	1,362

Operating expenses:
Research and development	13,776	16,978
General and administrative	5,228	8,825
Total operating expenses	19,004	25,803
Loss from operations	(18,806)	(24,441)

Other income (expense):
Interest income	420	35
Other income (expense), net	(72)	(30)
Total other income (expense)	348	5
Loss before income tax expense	(18,458)	(24,436)
Income tax benefit (expense)	36	—
Net loss	$(18,422)	$(24,436)

Net loss per share, basic and diluted	$(0.20)	$(0.37)
Weighted-average common shares outstanding, basic and diluted	94,262,660	65,996,161